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FOR IMMEDIATE RELEASE

                   EARTHGRAINS COMPANY ANNOUNCES AGREEMENT TO
                      BE PURCHASED BY SARA LEE CORPORATION

     ST. LOUIS, July 2, 2001 - The Earthgrains Company (NYSE: EGR) today announced that it has entered into a merger agreement under which Sara Lee Corporation would buy Earthgrains for $40.25 per share of common stock and would assume the company's debt.

     Under terms of the $2.8 billion acquisition, Earthgrains would merge with Sara Lee's baking operations in an organization that would be headed by Earthgrains Chairman and CEO Barry H. Beracha. The new organization, to be called the Sara Lee Bakery Group, would have annual revenue of approximately $3.4 billion and would have headquarters in St. Louis. Beracha would report to Sara Lee Corporation President and Chief Executive Officer C. Steven McMillan.

     Earthgrains, the second-largest packaged bread and bakery manufacturer in the United States, had revenue of $2.6 billion in fiscal 2001 and is projecting revenue of $2.7 billion in fiscal 2002. The baking operations from Sara Lee would add approximately $700 million in annual revenue.

     "The purchase by Sara Lee and the combination of our baking businesses represents an outstanding value to the shareholders of both companies," Beracha said. "This is a strategic combination that brings the power of strong brands in the fresh, refrigerated and frozen baking segments. We will create a premier bakery company through our new-product potential, extensive direct-store and warehouse delivery systems, superior information technology systems, and ability to continue making acquisitions. This is overwhelmingly positive for shareholders, employees, customers and consumers."

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     Sara Lee will make a cash tender offer for all Earthgrains shares at $40.25 per share, to be followed by a merger in which remaining Earthgrains shares will receive the same cash price per share. The acquisition is subject to receipt of a majority of the Earthgrains shares in the tender offer and subject to approval of antitrust authorities. The transaction is expected to be completed in 30 to 60 days.

     "Earthgrains and its Board of Directors gave careful consideration to this proposal," Beracha said. "We are confident that this acquisition generates significant shareholder value for Earthgrains and Sara Lee."

     UBS Warburg LLC was retained as financial adviser to Earthgrains in the transaction and provided a fairness opinion to the Earthgrains Board of Directors.

     "As a leading player in the fresh bread and refrigerated dough categories, Earthgrains is a highly strategic acquisition for our company," Sara Lee's McMillan said. "Earthgrains is a key element in the investment phase of Sara Lee's reshaping program as it creates a strong growth platform for one of our core businesses. With the earnings guidance Earthgrains announced this morning, we are even more excited about adding this strong performer to our business portfolio."

     Earlier today, Earthgrains announced in a separate press release that it expects to report first-quarter earnings results above the consensus of analyst expectations. Earthgrains, which will report earnings on July 10, 2001, expects to report earnings per diluted share of approximately $0.34, compared with the analyst consensus of $0.28 per diluted share and year-ago earnings of $0.27 per diluted share.

     The maker of Earth Grains superpremium breads and bagels and IronKids Special-Recipe Bread for children, Earthgrains has strong brand franchises in the popular, premium and superpremium fresh product segments and has leading brands in the fast-growing artisan bread segment in California. Earthgrains is the branded market-share leader in its marketing territory, which serves more than 50 percent of the U.S. population in the South, Midwest, Southwest and West. Earthgrains serves grocery customers primarily through its direct-store delivery system that puts route service representatives in the bread aisle at least five times a week. Earthgrains also is the only store-brand producer of refrigerated dough in the United States and serves customers nationwide through one of the best warehouse distribution systems in the food industry. The company also has leading bakery and refrigerated dough businesses in Europe.

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     Sara Lee markets fresh breads and bagels, frozen bakery products and frozen foods in the United States under the Sara Lee, A la francaise, Alfaro's, Chef Pierre, International, and Mr. Pita brands. The A la francaise and Alfaro's brands compete in the artisan market in California and the West Coast.

     Earthgrains has 61 bakeries and two refrigerated dough plants in the United States, and has 12 bakeries and four refrigerated dough plants in Western Europe, primarily in Spain and France.

     Sara Lee has six bakery and frozen food plants in the United States.

     Strategic benefits of the combination include:

     - Enhancing top-line growth potential, particularly in the superpremium fresh bakery segment. Sara Lee Bakery Group would serve 61 percent of the U.S. population with fresh bread and bakery products, with the potential to penetrate markets more effectively.

     - Leveraging the strength and equity of the Sara Lee brand name with consumers, adding significantly to the existing Earth Grains and IronKids franchises.

     - Positioning Sara Lee Bakery Group to continue making strategic acquisitions to take advantage of industry consolidation activity and Earthgrains' expertise at acquisition integration. Earthgrains has made 12 acquisitions in the past five years, including eight in the U.S. baking industry.

     - Leveraging Earthgrains' industry-leading information technology capabilities. Earthgrains is a leader in the use of scan-based trading and category management with grocery retailers for bread and bakery sales and vendor managed inventory with customers for refrigerated dough products.

     - Leveraging Earthgrains' leadership in baking and refrigerated dough in Europe and enabling additional growth.

Conference Call Webcast
-----------------------

     Earthgrains Chairman and Chief Executive Officer Barry Beracha will join Sara Lee Corporation President and Chief Executive Officer Steve McMillan today in a conference call for securities analysts hosted by Sara Lee. The webcast will air live at 9:30 a.m. EDT and may be accessed at Sara Lee's corporate Web site, www.saralee.com, or at Earthgrains' corporate Web site, www.earthgrains.com. The call is expected to last 45 minutes.

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     Replays of the conference call webcast will be available beginning two hours after the call and will be archived for 10 business days.

Important Information for Shareholders
--------------------------------------

     Earthgrains shareholders are advised to read the tender offer statement regarding the acquisition referenced in this press release. The tender offer statement will be filed by Sara Lee Corporation with the U.S. Securities and Exchange Commission (SEC) and will be mailed to shareholders. Earthgrains will file a related solicitation recommendation statement with the SEC and will mail the statement to shareholders.

     Sara Lee's tender offer statement, including an offer to purchase, a letter of transmittal, and related tender offer documents, and Earthgrains' solicitation recommendation statement will contain important information that should be read carefully before any decision is made regarding the offer. These documents will be available at no charge at the SEC's Web site at www.sec.gov and may also be obtained from Sara Lee by directing a request through the investor relations section of the Sara Lee corporate Web site at www.saralee.com or by mail to Sara Lee Corporation, 70 W. Madison Street, Chicago, IL, 60602,
Attn: Investor Relations.  The telephone number is (312) 558-4966.

About Earthgrains
-----------------

     Earthgrains, which had sales of nearly $2.6 billion in fiscal 2001, operates fresh-bakery and refrigerated-dough businesses in the United States and Europe.

     Earthgrains is the second-largest producer of fresh packaged bread and baked goods in the United States, operating 61 bakeries. Major company-owned brands include Earth Grains, IronKids, Grant's Farm, Colonial, Rainbo, San Luis Sourdough, Heiner's, Master, Mother's, Old Home, and Break Cake. Major franchise brands include Sunbeam, Country Hearth, Roman Meal, D'Italiano, Taystee, Holsum, Healthy Choice, Pillsbury, Mickey, and Sun*Maid.

     In Europe, Earthgrains is the market-share leader for fresh packaged sliced bread, buns and packaged sweet goods in Spain and is one of the largest producers of bread and buns in Portugal. Earthgrains has 12 bakeries in Spain (including the Canary Islands) and Portugal. Major brands include Bimbo, Silueta, Semilla de Oro, Martinez, and Ortiz.

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     In the refrigerated-dough segment, Earthgrains is the only manufacturer of store-brand canned refrigerated-dough products in the United States and is one of the largest producers of store-brand toaster pastries. The company has two domestic refrigerated-dough plants and also markets products under its Merico brand. In Europe, Earthgrains is the largest refrigerated-dough producer in France and the only producer of canned dough in Europe. The company operates four plants in France and markets canned and rolled refrigerated-dough products under the CroustiPate brand in France and via customer brands throughout Western Europe.

     More information about Earthgrains may be found on the company's corporate Internet web site at www.earthgrains.com.

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CAUTIONARY NOTE:  To provide the clearest possible description of Earthgrains'
business and outlook, this report contains forward-looking statements based on Earthgrains' best current information and reasonable assumptions about anticipated developments. However, because of the risks and uncertainties that always exist in any operating environment or business, Earthgrains cannot make any assurances that these expectations will prove correct. Actual results and developments may differ materially, depending upon prices of raw materials, fuel, commodities and other goods purchased; the ability of the Company to realize projected savings from productivity and product-quality improvements; the ability of the Company to continue to participate in industry consolidation and to successfully integrate acquired businesses; labor costs and labor relations; legal proceedings to which the Company may become a party; competitive pricing; economic conditions in the Company's countries of operations, including currency values and interest rates; and other factors.

     Further information on factors that could affect Earthgrains' financial and other results is included in the Company's filings with the Securities and Exchange Commission.

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